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                       Integrated Circuit Systems, Inc.



                                    Corporate Headquarters
                                    2435 Boulevard of the Generals
                                    Norristown, PA  19403
                                    Phone:  610.630.5300
                                    Fax:  610.630.5399
                                    Web Site: http://www.icst.com
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Contact:  Justine Lien, CFO
          Integrated Circuit Systems, Inc.
          610-630-5300


                        INTEGRATED CIRCUIT SYSTEMS, INC.
                           FILES FOR AN IPO WITH SEC


Valley Forge, PA -- March 27, 2000 -- Integrated Circuit Systems, Inc. announced today that it has filed with the Securities and Exchange Commission a registration statement relating to a proposed initial public offering of its common stock. Certain shareholders are expected to sell shares of common stock in, and receive a portion of the proceeds from, our proposed initial public offering.

The proposed shares will be offered by an underwriting group led by Credit Suisse First Boston, Inc.

The net cash proceeds of this offering will be used to redeem or repurchase outstanding senior subordinated notes, repay in full all outstanding obligations under the company's senior bank credit facility, pay fees and expenses of this offering, and fund general corporate requirements.

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Integrated Circuit Systems, Inc. is the leader in the design, development and marketing of silicon timing devices for communications, networking, computing and digital multimedia applications. The Company is headquartered in Valley Forge, PA, with key facilities in San Jose, CA, Tempe, AZ and Singapore.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.